Exhibit 10.56

EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement (hereinafter the “Agreement”) is made and entered into by and between Rubicon Technologies, LLC, a Delaware limited liability company (the “Company” or “Rubicon”), and Kevin Schubert (“Executive”), as of the date that the last party executes this Agreement (the “Effective Date”).

WITNESSETH:

WHEREAS, the Company and Executive each desire to execute an agreement setting forth the terms and conditions of Executive’s employment by the Company;

WHEREAS, with respect to Executive’s employment on or after the Effective Date, this Agreement shall supersede and extinguish that certain Employment Agreement, dated on or about November 8, 2022, between Company and Executive, including all subsequent amendments thereto (the “Prior Employment Agreement”);

NOW, THEREFORE, for and in consideration of the premises, the mutual promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Employment and Duties. The Company hereby employs Executive to serve as the Company’s President and Chief Financial Officer reporting directly to the Chief Executive Officer (or such other person as he may appoint), to perform such duties and responsibilities as are customarily performed by persons acting in such capacity, and/or to serve in such other positions and to have such other duties and responsibilities as may be assigned to Executive from time to time by the Chief Executive Officer or a designee of the Chief Executive Officer. In this capacity, Executive shall without limitation, serve as the Company’s primary financial decision maker and senior operations executive; shall update the Board of Directors on all financial and operational related matters; and shall oversee all areas as assigned to Executive by the Chief Executive Officer.

2. Conflicting Employment. Executive shall devote substantially all his professional time and effort to the duties hereunder during the term of this Agreement. Executive agrees that, during his employment with Rubicon, Executive will not engage in any other employment, occupation, consulting, or other business activity directly related to the Business of Rubicon, nor will Executive engage in any activities that conflict with Executive’s obligations to Rubicon.

Upon termination of Executive’s employment for any reason, Executive will cease holding any office(s), position(s) or title(s) that he then holds with the Company or its subsidiaries, parent(s), or other affiliated entities.

3. Term. The term of Executive’s employment under this Agreement shall be deemed to have commenced as of the Effective Date and shall continue for four (4) years after the Effective Date unless terminated in accordance with Paragraph 13 of this Agreement (the “Term”).

4. Compensation. For all services to be rendered by Executive for Rubicon during the Term, the Company shall pay Executive an initial base salary of Six Hundred Fifty Thousand Dollars and Zero Cents ($650,000.00) per year (the “Base Salary”), less applicable deductions and withholdings, payable in substantially equal monthly or more frequent installments as is customary under the Company’s normal payroll practices from time to time for its senior management employees. The Company shall review Executive’s Base Salary no less frequently than annually and shall increase Executive’s Base Salary, by no less than fifteen percent (15%) annually, retroactive to January 1st of each year during the Term, after taking into account such factors as the Company deems relevant including, without limitation, changes in the cost of living, Executive’s performance, and the performance of the Company.

5. Annual Bonus; Restricted Stock Unit Awards. Executive shall be eligible for an annual cash bonus pursuant to the terms of the Incentive Program, or any successors thereto, based on achievement of the performance standards set forth under such plan(s), as determined by the Company in its sole discretion (the “Annual Bonus”); provided that Executive’s annual target bonus amount for 2023 and subsequent years will be no less than Seventy percent (70%) of Executive’s Base Salary (the “Bonus Percentage”). Executive shall also be eligible for awards under Rubicon Global Holdings, LLC’s incentive plans, or any successors thereto, based on the conditions set forth under such plans. In addition, during the first year of the Term, Executive will receive $3,900,000 of Restricted Stock Units (“RSUs”) under the Rubicon Technologies, Inc. 2022 Equity Incentive Plan (the “Plan”) calculated based on a dollar value of $1.75 per share, which award shall vest on December 15, 2023, notwithstanding any provisions in the Plan to the contrary, as approved by the Compensation Committee of the Company’s Board of Directors. In addition, during each of the three (3) subsequent years of the Term, Executive will receive an award of RSUs under the Plan valued at six hundred percent (600%) of Executive’s then current Base Salary, which awards shall vest in accordance with the terms of the Plan. For the avoidance of doubt, each grant of RSUs in the second (2nd), third (3rd), and fourth (4th) years of the Term will be calculated based on the then-current fair market value of the Company as calculated by taking the lowest Daily VWAP of the Common Stock for the three (3) consecutive VWAP Trading Days immediately preceding the grant date. All grants of RSUs will be subject to the terms and conditions of the Plan’s Grant Notice for Restricted Stock Unit Award (the “Grant Notice”), which Executive must execute at the time of each award in order to receive the award. Each Grant Notice will be subject to the terms of the Plan in effect at the time of each granting. Notwithstanding the foregoing, upon a Sale Event or a Change in Control (each as defined below), all granted and then unvested RSUs shall automatically vest in full, and Executive additionally shall be entitled to receive acceleration and vesting in full of all remaining RSUs that would otherwise have been granted during the remainder of the Term (the “Remaining RSUs”), which shall be granted within thirty (30) days after the closing of a Sale Event or Change in Control, as applicable. The Remaining RSUs shall be granted at as assumed grant price equal to the lower of: (1) the most recent grant price at which shares were granted to Executive or (2) the price per share appliable to the Sale Event or Change in Control. Such grant of Remaining RSUs (or the payment of the cash equivalent value thereof if no such grant can be made) shall be made at the closing of a Sale Event or Change in Control, as applicable.

6. Special Bonus. Upon the completion of a Sale Event or Change in Control, Executive shall receive a one-time bonus in the amount of Eight Hundred Fifty Thousand and 00/100 Dollars ($850,000.00), less applicable deductions and withholdings, payable within thirty (30) days after the close of a Sale Event or Change in Control (the “Special Bonus”). For avoidance of doubt, Executive shall be eligible for only one (1) Special Bonus during the Term of the Agreement, no matter the number of Sale Events or Changes in Control that take place during the Term.

7. Retention Bonus. The Company has determined that certain key employees will be necessary to support a potential Change in Control or Sale Event. Accordingly, and subject to the terms and conditions below, Executive will be eligible to receive a “Retention Bonus” equal to two hundred percent (200%) of the Base Salary, which shall be payable two (2) years after the closing of any Sale Event or Change in Control, as applicable (the “Retention Bonus”) provided that Executive remains employed on the two-year anniversary of the Change in Control or Sale Event. If the Company terminates Executive’s employment without Cause or if Executive terminates his employment for Good Reason, before the Retention Bonus becomes due, Executive shall be entitled to a prorated Retention Bonus calculated by multiplying two hundred percent (200%) of Executive’s Base Salary by a fraction, which numerator shall be the number of full months that Executive has worked since the close of the Sale Event or Change in Control, as applicable, and denominator shall be twenty-four (24), which shall be paid within thirty (30) days of Executive’s termination. For the avoidance of doubt, Executive shall not be entitled to any portion of the Retention Bonus if the Company terminates Executive’s employment for Cause or Executive terminates his employment without Good Reason before the two-year anniversary of a Change in Control or Sale Event. Executive shall only be eligible for one (1) Retention Bonus, no matter how many Sale Events or Changes in Control take place during the Term of this Agreement.

8. Expenses. So long as Executive is employed hereunder, Executive shall be entitled to receive reimbursement for, or seek payment directly by the Company of, all reasonable business expenses incurred by Executive in accordance with applicable policies, practices, and procedures of the Company.

9. Employee Benefits. So long as Executive is employed hereunder, Executive will be entitled to participate in the Company’s employee benefit, bonus, and other such plans and programs (including but not limited to medical, disability, life insurance, and 401(k) plans) covering members of senior management of the Company and perquisites as may be offered by the Company from time to time, subject to the generally applicable eligibility and other provisions of such plans, programs, and arrangements as in effect from time to time. Executive also shall be entitled to vacation annually in accordance with the Company’s vacation policies applicable to members of senior management of the Company in effect at the time the vacation is to be taken.

10. D&O Insurance and Related Indemnification. For the duration of the Term, in addition to any rights Executive may have under the Indemnification Agreement, the Company agrees to maintain at least the current limits of coverage in their current Directors and Officers Liability Insurance policy.

11. Office. The parties acknowledge that Executive’s principal place of residence and office currently is located in Las Vegas, Nevada, but agree that Executive may decide to relocate away from Las Vegas, Nevada and that it is not a requirement of Executive’s position that he reside in Las Vegas, Nevada (or where his principal office is located); provided, however, that Executive will be available and able to perform his job duties without imposing any undue burden (financial or otherwise) on the Company. In addition, in the event Executive relocates to a state other than Nevada, Executive shall cooperate with the Company, in good faith, regarding any revisions to this Agreement that may be needed to make all provisions hereunder enforceable under applicable state and local law.

12. Continued Employment Upon a Change in Control. For the eighteen (18) months following the completion of a Change in Control, Executive shall be entitled to receive the same Base Salary, Annual Bonus opportunity, and Restricted Stock Award (or a materially equivalent opportunity), each as are in effect at the time of the completion of a Change in Control, and shall be eligible for employee benefits offered by the Company. If at any time Executive resigns for Good Reason or is terminated without Cause prior to the completion of such an eighteen-month continued employment period, Executive shall receive payment of: (a) his annual Base Salary already due and owing at the time of Executive’s effective termination or resignation, (b) his annual Base Salary for the remainder of Executive’s eighteen-month period following the completion of a Change in Control, and (c) a pro-rated Annual Bonus through the date of Executive’s resignation for Good Reason or termination without Cause. For the avoidance of doubt, Executive (i) only shall be entitled to receive the greater of any payments due under this Paragraph 12 and any payments that Executive is entitled to under Paragraph 13 of this Agreement; and (ii) shall not be entitled to any payments under this Paragraph 12 for a termination of employment other than as specified herein.

13. Termination and Severance. Executive’s employment with the Company may be terminated at any time by Company or Executive as follows:

(a) Termination by the Company for Cause or by Executive other than for Good Reason. If Executive’s employment with the Company is terminated by the Company for Cause, Executive shall receive no further compensation other than: (i) Executive’s Base Salary as of the date of termination of Executive’s employment and other compensation as accrued and payable through the date of such termination, including any earned but unpaid Special Bonus and Retention Bonus (or pro-rata portion thereof); (ii) reimbursement for any outstanding business expenses submitted in accordance with the Company’s policies and procedures; (iii) any benefits to which Executive and Executive’s eligible dependents and/or beneficiaries are then entitled to receive, subject to the terms and conditions of any benefit plan or program maintained by the Company (collectively, the “Accrued Compensation”). For clarification, Executive shall not be entitled to receive any annual cash bonus or other annual incentive award bonus for the applicable performance period if terminated for Cause, and any such bonus payments shall not be considered Accrued Compensation under these circumstances. If Executive terminates his employment other than for Good Reason, Executive shall provide the Company written notice of no less than thirty (30) days, and Executive shall receive any Accrued Compensation. Any Accrued Compensation set forth in subsections 13(a)(i) and (ii) above shall be paid to Executive pursuant to the Company’s normal payroll practices for its senior management employees unless otherwise required by applicable law. Any awards or benefits payable to Executive shall be paid pursuant to the Company’s normal practices or as otherwise required by applicable law and/or the terms of the plan or policy pursuant to which such award and benefits are paid.

(b) Termination by the Company other than for Cause or by Executive for Good Reason. In the event that Executive’s employment with the Company is terminated by the Company other than for Cause or by Executive for Good Reason, then Executive shall receive as follows (with such amounts payable irrespective of whether or not Executive obtains subsequent employment):

i. All Accrued Compensation as of Executive’s termination date and any other awards or benefits payable to Executive pursuant to the terms of any then-existing plan or policy of the Company (which shall be paid irrespective of whether Executive executes the Separation Agreement);

ii. Provided Executive executes and does not revoke, within any legally required period beginning on the date of Executive’s execution, a confidential general release and separation agreement in a form satisfactory to the Company (the “Separation Agreement”), then Executive will receive (1) a prorated bonus amount for the annual performance period up to and including the Executive’s termination date, subject to standard deductions and withholdings. For purposes of this prorated bonus, the Executive shall be presumed to have achieved his individual goals for the year. The prorated bonus shall be subject to a final determination of the Company’s performance and the final payout percentage for this metric. Any such pro rata bonus amount shall be paid in equal installments pursuant to the Company’s regular payroll schedule beginning after the Company makes a final determination of the Company’s performance and the final payout percentage for this metric and concluding twelve (12) months after the first payment is made; (2) a severance payment equal to twelve (12) months of the Executive’s Base Salary then in effect, subject to standard deductions and withholdings, to be paid out over a period of twelve (12) months in equal installments pursuant to the Company’s regular payroll schedule; (3) reimbursement by the Company of Executive’s COBRA premiums, if any, at the coverage levels in effect immediately prior to the date Executive terminates employment until the end of the twelfth (12th) month following the termination of employment date (the “COBRA Premium Payments”). Executive expressly agrees to notify the CEO of the Company immediately upon starting “New Employment,” which will terminate the Company’s obligation to make any remaining COBRA Premium Payments. “New Employment,” as used in this subparagraph, means full-time employment where Executive is eligible for medical and dental insurance coverage; (4) outplacement services through one or more outside firms of the Executive’s choosing up to an aggregate of $7,500, with such services to extend until the first to occur of (x) six (6) months following the termination of Executive’s employment, or (y) the date the Executive secures full time employment; and (5) the accelerated vesting of all granted, but then unvested, RSUs and a one-time grant of fifty percent (50%) of the RSUs that would have been granted to Executive during the remainder of the Term, which such RSUs calculated as of the date of Employee’s separation (the “Separation Date”). With respect to all accelerated and granted RSUs, the Company shall file a registration statement to register the number of shares of the Company’s common stock equal to such RSUs within ten (10) business days following the Separation Date and shall deliver such shares to Executive and have such shares registered as soon as administratively practicable after the effective date of the Separation Agreement. All such shares delivered to Executive shall not be subject to any additional vesting requirements.

(c) Disability. In the event of termination of Executive’s employment following Disability, then Executive shall receive as follows:

i. all Accrued Compensation;

ii. Provided Executive executes and does not revoke, within any legally required period beginning on the date of Executive’s execution, the Separation Agreement, then Executive will receive: (1) COBRA Premium Payments. Executive expressly agrees to notify the CEO of the Company immediately upon starting New Employment, which has the same definition as in Paragraph 13(b)(ii); and (2) the accelerated vesting of all granted, but then unvested, RSUs and a one-time grant of fifty percent (50%) of the RSUs that would have been granted to Executive during the remainder of the Term, which such RSUs calculated as of the Separation Date. With respect to all accelerated and granted RSUs, the Company shall file a registration statement to register the number of shares of the Company’s common stock equal to such RSUs within ten (10) business days following the Separation Date and shall deliver such shares to Executive and have such shares registered as soon as administratively practicable after the Separation Agreement. All such shares delivered to Executive shall not be subject to any additional vesting requirements.

(d) Death. In the event of termination of Executive’s employment upon Executive’s death during the Term, the following shall be paid or otherwise provided to Executive’s estate as follows:

i. all Accrued Compensation; and

ii. the accelerated vesting of all granted, but then unvested, RSUs and a one-time grant of fifty percent (50%) of the RSUs that would have been granted to Executive during the remainder of the Term, which such RSUs calculated as of the Separation Date. With respect to such vested RSUs, the Company shall file a registration statement to register the number of shares of the Company’s common stock equal to such RSUs within ten (10) business days following the date of Executive’s death and shall deliver such shares to Executive’s estate, and to use reasonable best efforts to have such shares registered, as soon as administratively practicable after Executive’s death.

14. Representations and Acknowledgments.

(a) Protection of Legitimate Interests. Executive acknowledges and agrees that, in Executive’s position with Rubicon, Executive will be responsible for: (i) actively conducting Rubicon’s business, (ii) overseeing Rubicon’s activities, (iii) developing and implementing strategies on behalf of Rubicon, and (iv) affecting customers everywhere that Rubicon conducts the lines of business within Executive’s areas of responsibilities. Accordingly, Executive acknowledges and agrees that the promises set forth in this Agreement are intended to protect Rubicon’s legitimate interests, including its Confidential Information, business relationships, goodwill, and workforce, and that the terms of this Agreement (i) are reasonable and necessary to protect Rubicon’s legitimate interests; (ii) will not prevent Executive from earning or seeking a livelihood; and (iii) shall apply wherever permitted by law. Executive further recognizes that, given Rubicon’s providing Executive with access to its Confidential Information and its longstanding customer relationships, Executive possesses information allowing him to unfairly convert Rubicon’s business, customer accounts, vendor relationships and goodwill of customers, vendors and employees for use by Executive and other persons or entities in competition with Rubicon, and that this would cause Rubicon to suffer immediate and irreparable injury, for which monetary damages will not be sufficient to make Rubicon whole.

(b) No Other Agreement or Understanding. Executive represents and warrants that Executive is not a party to any agreement or understanding that would impair Executive’s ability to enter into this Agreement or otherwise preclude or restrict Executive’s employment with Rubicon, and that Executive’s execution of this Agreement and employment with Rubicon will not violate any other agreement or understanding to which Executive is bound.

(c) Survival. If, after executing this Agreement, Executive: (i) is promoted to, assigned to, or otherwise assumes one or more positions or functions other than or in addition to Executive’s position or functions at the time Executive signed this Agreement, regardless of title, or (ii) is transferred or assigned to or otherwise works for any affiliate, subsidiary or other division or business unit of Rubicon, the terms of this Agreement shall continue to apply with full force and effect. Executive acknowledges and understands that unless and until a subsequent written Agreement is signed by all parties to this Agreement that expressly supersedes this Agreement, this Agreement will continue in full force and effect. Executive understands and agrees that the obligations and restrictions imposed under this Agreement shall apply after the termination of employment, regardless of whether such termination is voluntary or involuntary, or is with or without cause or notice.

15. Non-Disclosure of Confidential Information. At no time, either during or after the termination of employment, shall Executive directly or indirectly obtain, disclose or use for Executive or any Person, or aid others in obtaining, disclosing or using any Confidential Information of Rubicon, other than as may be required in the performance of duties for and as authorized by Rubicon. All Confidential Information is and shall remain the sole property of Rubicon. Notwithstanding anything to the contrary, this Agreement shall not prevent Executive from revealing evidence of criminal wrongdoing to law enforcement or prohibit Executive from divulging Confidential Information by order of court or agency of competent jurisdiction, or from making other disclosures that are protected under the provisions of law or regulation and/or as provided in Paragraph 35. Nothing in this Agreement prohibits Executive from reporting possible violations of law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any Inspector General, or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation. Executive further acknowledges and agrees that Rubicon has provided Executive with written notice that the Defend Trade Secrets Act, 18 U.S.C. § 1833(b), provides an immunity for the disclosure of a trade secret to report suspected violations of law and/or in an anti-retaliation lawsuit. Pursuant to the Defend Trade Secrets Act, Employee understands that: An individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.

16. Return of Rubicon Property and Confidential Information. Executive acknowledges and agrees that Executive has no expectation of privacy with respect to Rubicon’s telecommunications, networking, or information processing systems (including, without limitation, stored company files, e- mail messages, and voice messages) and that Executive’s activity and any files or messages on or using any of those systems may be monitored at any time without notice. Executive further acknowledges and agrees that all records, files, customer order guides, pricelists, photo/videographic materials, computers, and computer related equipment (e.g., hardware, software, disks, electronic storage devices, etc.), cell phones, smart phones, Blackberries, personal data assistants, keys, equipment, access cards, passwords, access codes, badges, credit cards or other tangible material, and all other documents, including but not limited to Confidential Information, that Executive receives, acquires, produces or has access to as a result of his employment with Rubicon (regardless of the medium in which any information is stored) (collectively “Property”), are the exclusive property of Rubicon. Upon request of the Company, and in any event, upon the termination of Executive’s employment with the Company, Executive shall return to Rubicon all Property of Rubicon and all copies thereof in Executive’s possession or control, in all formats (whether tangible, electronic, or otherwise), including all Confidential Information, documents, copies, recordings of any kind, papers, computers and computer equipment, mobile devices, external storage devices, smart phones, tablets, USB devices, computer records or programs, electronic files, drawings, manuals, letters, notes, notebooks, reports, formulae, memoranda, client lists, keys, passwords, login credentials, and other material in Executive’s possession or under Executive’s control that relate to the business of Rubicon and that Executive obtained in connection with employment with any Rubicon Companies. Executive will not copy, delete, or alter any information contained upon Executive’s Rubicon computer or Rubicon equipment before Executive returns it to Rubicon. Between five (5) and ten (10) business days after Executive’s last day of employment at the Company, or earlier if requested by the Company, Executive will provide the Company with a written statement signed under the penalty of perjury attesting to having deleted all Confidential Information from Executive’s personal electronic devices. In addition, at any time after Executive or the Company provides notice of termination of employment, or any time after Executive’s termination date is otherwise known, up until ten (10) business days after Executive’s last day of employment at the Company, the Company may elect to inspect Executive’s personal electronic devices to remove and/or preserve any Company Property and/or to investigate any suspected misappropriation of Company Property. Notwithstanding anything herein to the contrary, Executive may retain copies, including electronically stored copies, of any and all Property that relates to Executive’s compensation and/or benefits, as well as drafts and final versions of any and all written agreements between Executive and the Company.

17. Noncompetition. In exchange for the promotion and corresponding salary and benefit increases contained in this Agreement and because of the Company’s legitimate business interest in protecting its trade secrets and Confidential Information and without limiting Executive’s obligations under Paragraph 2 of this Agreement, during the Restricted Period, Executive shall not, within the Restricted Area, on Executive’s own behalf or on behalf of any other Person:

(a) own, operate, or control any Competitor other than as a passive owner of not more than five percent (5%) of the outstanding stock of any class of a corporation, provided that Executive has no active participation in the business of such corporation; or

(b) hold any position for a Competitor or engage in any activities for a Competitor as an employee, agent, consultant, independent contractor, or in any other capacity if such position or activities involve: (i) responsibilities that are the same as or substantially similar to responsibilities Executive had or performed for any Rubicon Companies in connection with the Business of Rubicon during the Pre-Termination Period; (ii) supervision of employees or other personnel in the provision of services that are similar to or competitive with those offered or provided by the Rubicon Companies in connection with the Business of Rubicon during the Pre-Termination Period; (iii) development or implementation of strategies or methodologies related to the provision of services similar to or competitive with the services offered or provided by the Rubicon Companies in connection with the Business of Rubicon during the Pre- Termination Period; or (iv) responsibilities in which Executive would actually or inevitably utilize or disclose Confidential Information.

18. Non-Solicitation of Restricted Customers. In exchange for the promotion and corresponding salary and benefit increases contained in this Agreement and because of the Company’s legitimate business interest in protecting its substantial relationships with prospective or existing customers, vendors, and/or clients, during the Restricted Period, Executive shall not, within the Restricted Area, directly or indirectly (for Executive or any other Person, whether as an employee, owner, consultant, independent contractor, or in any other capacity) solicit, market, service, contact, sell to or attempt to sell to any of the below Person(s) for the purpose of providing products or services competitive with those conducted, authorized, offered or provided by the Rubicon Companies in connection with the Business of Rubicon:

(a) Any Persons with whom or which employee dealt on behalf of the Rubicon Companies during the Pre-Termination Period;

(b) Any Persons whose dealings with the Rubicon Companies were coordinated or supervised by Executive during the Pre-Termination Period;

(c) Any Persons about whom Executive obtained Confidential Information during the Pre-Termination Period; and

(d) Any Persons who received products or services authorized by a Rubicon Companies, the sale or provision of which results or resulted in compensation, commissions, or earnings for Executive during the Pre-Termination Period.

19. Non-Solicitation of Company Employees and Contractors. In exchange for the promotion and corresponding salary and benefit increases contained in this Agreement, during the Restricted Period, Executive shall not, directly or indirectly, for Executive or any other Person, whether as an employee, owner, consultant, independent contractor, or in any other capacity: (i) entice, induce, encourage or solicit or attempt to entice, induce, encourage or solicit any Associate or Contractor then employed or engaged by any Rubicon Companies and with whom the Executive has or had work-related dealings or about which Executive has or had access to Confidential Information, to terminate such Executive or Associate’s employment or engagement with a Rubicon Companies; or (ii) induce or attempt to induce any such individual to breach his or her agreement(s) with any Rubicon Companies. Notwithstanding the above, this provision is not intended to restrict communications addressed to the general public, such as advertising to fill open positions.

20. Non-Disparagement and Non-Interference. Executive covenants and agrees, except as inconsistent with Paragraph 35, not to make any negative statements or to take any action which disparages or criticizes the Company, including its officers, directors, management, Executives, suppliers, products and services. Executive understands and agrees that this restriction prohibits Executive from making disparaging or defamatory remarks toward or complaints about the Company, its officers, board, board of advisors, management, Executives, suppliers, or products in their capacities as such (1) to any member of the general public, including, but not limited to, any customer or vendor of the Company; or (2) to any current or former officer, manager or Executive of any of the Company; or (3) to any member of the press or other media. If Executive receives a subpoena or other legal document concerning Executive’s employment with the Company, then, to the extent permitted by law and provided it is consistent with Paragraph 35 of this Agreement, Executive agrees to notify the Chief Executive Officer within ten (10) business days of receipt of the legal document requiring Executive to provide this information and to make reasonable efforts to produce documents subject to confidentiality and/or protective order(s).

Nothing in this Agreement is intended to or does in any way: (i) prevent Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment (including sexual harassment), discrimination, sexual assault, or any other conduct that Executive has reason to believe is unlawful; (ii) waive any rights which cannot be waived by agreement; or (iii) prevent Executive from otherwise disclosing information as permitted or required by law.

21. Certification and Exit Interview Requirement. Executive agrees that, upon Rubicon’s request, at any time during Executive’s employment and thereafter for twelve (12) months following the termination of Executive’s employment with Rubicon, Executive shall certify Executive’s compliance with the obligations contained in this Agreement by submitting to Rubicon a statement under penalty of perjury stating that Executive has fully complied and continues to comply with the restrictions contained in this Agreement. Executive shall describe in detail any breaches of this Agreement in the statement. Executive also agrees to be available for an exit interview with a designated Rubicon representative to answer questions regarding Executive’s departure. Executive also agrees to execute an exit interview certification affirming Executive’s compliance with his obligations in this Agreement.

22. Ownership of Inventions.

(a) Executive shall disclose all Inventions promptly and fully to Rubicon.

(b) Except as excluded in Paragraph 22(e) below, Executive hereby assigns to Rubicon all of Executive’s right, title, and interest in and to all Inventions and agrees that all such Inventions shall be Rubicon’s sole and exclusive property to the maximum extent permitted by law.

(c) Executive shall at the request of Rubicon (but without additional compensation from Rubicon): (i) execute any and all papers and perform all lawful acts that Rubicon deems necessary for the preparation, filing, prosecution, and maintenance of applications for United States patents or copyrights and foreign patents or copyrights on any Inventions, (ii) execute such instruments as are necessary to assign to Rubicon or to Rubicon’s nominee, all of Executive’s right, title, and interest in any Inventions so as to establish or perfect in Rubicon or in Rubicon’s nominee, the entire right, title, and interest in such Inventions, and (iii) execute any instruments necessary or that Rubicon may deem desirable to confirm, perfect, record, protect, register or enforce Rubicon’s rights in any Inventions, including in connection with any continuation, renewal, or reissue of any patents in any Inventions, renewal of any copyright registrations for any Inventions, or in the conduct of any proceedings or litigation relating to any Inventions. All expenses incurred by the Executive by reason of the performance of any of the obligations set forth in this Paragraph 22(c) shall be borne by Rubicon.

(d) Concurrent with Executive’s execution of this Agreement, Executive lists and provides a brief description below of all unpatented inventions and discoveries, if any, made or conceived by Executive prior to the Effective Date that are to be excluded from this Agreement. If no such list is provided below at the time of execution of this Agreement, it shall be conclusively presumed that Executive has waived any right Executive may have to any such invention or discovery which relates to Rubicon’s business.

LIST ANY EXCEPTIONS:

(e) Provisions (a) through (d) of this Paragraph 22 regarding assignment of right, title, and interest do not apply to Inventions for which assignment is prohibited under state law in the state where Executive is employed.

23. Notification. If, within the one (1) year after the termination of Executive’s employment, the Executive provides services as an employee, independent contractor or consultant, owner, or in any other capacity, whether or not for compensation, to any Person, then Executive shall promptly provide Rubicon with the following information about such Person: the name, address, and telephone number of the location to which Executive is assigned, and his or her job title. Executive shall promptly provide any such Person with a copy of this Agreement, and Executive consents to Rubicon’s right, at any time, to notify such Person of this Agreement, as well as the details of any alleged violations thereof. Executive further consents to notification by Rubicon to Executive’s subsequent employer or other third party of Executive’s obligations under this Agreement.

24. Remedies for Breach. Executive agrees that any breach of this Agreement by Executive will cause Rubicon to suffer immediate and irreparable injury, for which there is no adequate remedy at law. In the event of a breach or threatened breach of any of the terms of this Agreement, Rubicon’s remedies for breach of the Agreement shall be cumulative, the pursuit of one remedy shall not be deemed to exclude any other remedies, and the running of the period of the restrictions set forth in this Agreement shall be tolled during the continuation of any such breach by Executive and the running of the period of such restrictions shall commence only upon compliance by Executive with the restrictions in this Agreement. Executive further agrees that, in the event of a breach or threatened breach of any of the terms of this Agreement, Rubicon shall be entitled to seek and obtain enforcement of this Agreement by means of a decree of specific performance, a temporary restraining order, a preliminary or permanent injunction, and any other remedies at law or equity which may be available. Executive shall reimburse Rubicon for all reasonable attorneys’ fees and costs incurred by Rubicon in enforcing this Agreement.

25. Other Agreements. In the event Executive executed other written agreements relating to this subject matter with Rubicon, and/or in the event Executive enters into other written agreements that contain provisions similar to the provisions contained herein, all such provisions shall be interpreted to provide Rubicon with cumulative rights and remedies and the benefits and protections provided to Rubicon under each such agreement shall be given full force and effect. Without limitation of the foregoing, Executive expressly acknowledges and agrees that any previous arbitration, non-disclosure, non-solicitation, non-disparagement, or non-competition agreements between Executive and Rubicon, including, without limitation, Executive’s obligations under the Release, and the Rubicon Global Holdings, LLC Profit Participation Plan and any Incentive Unit Award Agreement, shall remain in full force and effect notwithstanding this Agreement (the “Other Agreements”).

26. Successors and Assigns. Executive expressly agrees that this Agreement, including the rights and obligations hereunder, may be transferred and/or assigned by Rubicon without the further consent of Executive, and that this Agreement is for the benefit of and may be enforced by Rubicon, its present and future successors, assigns, subsidiaries, affiliates, and purchasers, but is not assignable by Executive.

27. Third Party Beneficiaries. This Agreement is intended to benefit each and every entity in the Rubicon Companies and any successors or assigns of Rubicon for which Executive performs services, for which Executive has customer contact, or about which Executive receives Confidential Information and may be enforced by any such entity. Executive agrees and intends to create a direct, consequential benefit to the Rubicon Companies regardless of the Rubicon Companies Company with which Executive is affiliated.

28. Construction of Covenants. The covenants contained herein shall be presumed to be enforceable, and any reading causing unenforceability shall yield to a construction permitting enforcement. If a court finds that any provision in this Agreement is overly broad such that it is unenforceable under applicable state law, the court may modify that provision to narrow its scope to the extent necessary to render it enforceable.

29. Code Section 409A. Certain compensation and benefits payable under this Agreement are intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and regulations and other official guidance thereunder (“Code Section 409A” including without limitation applicable exclusions first for short-term deferrals and then for separation pay arrangements), and any other compensation and payments are intended to comply with Code Section 409A. The provisions of this Agreement shall be construed and interpreted in a manner that compensation and benefits are either exempt from or compliant with the application of Code Section 409A, and which does not result in additional tax or interest to Executive under Code Section 409A; provided, however, the Company shall not have any liability to reimburse Executive for any liabilities under Code Section 409A.

Notwithstanding any other provision of this Agreement to the contrary, if upon Executive’s termination of employment Executive is a specified employee, as defined in Code Section 409A(a)(2)(B), and if any portion of the payments or benefits to be received by Executive upon separation from service would be considered deferred compensation under Code Section 409A, then such payments shall be delayed until the earliest of (a) the date that is at least six months after Executive terminates employment for reasons other than Executive’s death, (b) the date of Executive’s death, or (c) any earlier specified date that does not result in additional tax or interest to Executive under Code Section 409A. As soon as practicable after the expiration of such period, the entire amount of the delayed payments shall be paid to Executive in a single lump sum.

For purposes of this Agreement, references to a termination of employment shall be construed consistently with the definition of a “separation from service” under Code Section 409A and each payment under this Agreement shall be treated as a separate payment. With respect to any taxable reimbursements or in-kind benefits provided for under this Agreement or otherwise payable to Executive, the Company (a) shall make all such reimbursements no later than Executive’s taxable year following the taxable year in which the expense was incurred, (b) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, and (c) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for other benefits. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section l.409A-2(b)(2) of the Treasury Regulations.

30. Code Section 280G. In the event amounts payable hereunder are contingent on a change in control for purposes of Code Section 280G and it is determined by a tax practitioner retained by the Company that any payments made or provided to the Executive in connection with this Agreement or otherwise (“Total Payments”) would be subject to the excise tax under Code Section 4999 (the “Parachute Tax”), such payments otherwise to be paid under this Plan will be payable in full or, if applicable, in such lesser amount which would result in no portion of the Total Payments being subject to the Parachute Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Parachute Tax, results in the receipt by the Executive, on an after-tax basis, of the greatest amount of Total Payments. The reporting and payment of any Parachute Tax will be the responsibility of the Executive and neither the Company nor any other member of Rubicon will provide a gross-up or any other payment to compensate the Executive for the payment of the Parachute Tax. The Company will withhold from such payments any amounts it reasonably determines is required under Code Section 4999(c).

31. Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and be deemed to have been duly given if delivered or three days after mailing if mailed, first class, certified mail, postage prepaid:

To the Company:

Rubicon Technologies, LLC

950 East Paces Ferry Road NE
Atlanta, Georgia 30326

Attn: Chief Executive Officer

To the Executive:

Kevin Schubert
2200 Timber Rose Dr
Las Vegas, NV 89134

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

32. Non-Impairment of Statutory and Common Law. Nothing in this Agreement shall relieve Executive of any duties or obligations Executive has to Rubicon under statutory or common law, which include but are not limited to: fiduciary duties, the duty of loyalty, the duty not to tortiously interfere with business relationships, the duty not to engage in unfair competition, and the duty not to misappropriate any Company trade secrets.

33. Entire Agreement; Reasonable and Necessary; Severability; Enforceability; Non- Waiver. Except for the Indemnification Agreement and the Other Agreements described in Paragraph 25 above, each of which shall continue in full force and effect, this Agreement constitutes the entire agreement between Executive and the Company regarding the terms of Executive’s employment with the Company and the termination thereof and supersedes any other prior written or oral understandings. The terms and provisions of this Agreement are severable and if any term or provision is held to be unenforceable, it shall be enforced to the maximum extent allowable under the law and reformed or severed to the minimum extent necessary to render it or the Agreement enforceable. Any such alteration shall not affect the validity and enforceability of any other term or provision. Executive acknowledges that the obligations contained in this Agreement are not indivisible to any extent but are fully divisible and reformable or severable as legally necessary whether through alteration of a word, clause, or sentence. Rubicon’s or Executive’s failure to act upon any breach of this Agreement or waiver of any such breach shall not constitute a waiver of any preceding or succeeding breach, or of any other right. Moreover, at the time of signing this Agreement, Executive agrees that he does not have Good Reason to terminate this Agreement. Nothing in this clause is intended to waive Executive’s right to recover, or for Company to pay Executive, compensation due as of the Effective Date (i.e., annual compensation, annual bonus, equity awards, etc.) or reimbursement of reasonable business expenses incurred prior to the Effective Date.

34. Cooperation. During the Term of this Agreement and while employed by the Company and after his termination for any reason, Executive agrees to be reasonably available to the Company to respond to reasonable requests by the Company for information pertaining to or relating to the Company and/or any of the Rubicon Companies or any of their agents, officers, directors, managers, executives, or employees which may be within the knowledge of Executive. Executive will cooperate fully with the Company in connection with any and all existing or future depositions, litigations and/or investigations (including internal investigations) brought by or against the Company or any of the Rubicon Companies or any of their agents, officers, directors, managers, executives or employees, whether administrative, civil or criminal in nature, in which and to the extent the Company, in its sole discretion, deems Executive’s cooperation necessary. This cooperation may include without limitation making himself available to participate in any proceeding, inquiry, and/or investigation involving any of the Rubicon Companies, allowing himself to be interviewed by representatives of the Rubicon Companies, participating as requested in interviews and/or preparation by any of the Rubicon Companies of other witnesses, appearing for depositions and testimony without requiring a subpoena, and producing and/or providing any documents and/or information. Executive also understands and agrees to provide only honest, accurate, and complete information in connection with any and all existing or future depositions, litigations and/or investigations (including internal investigations) brought by or against the Company or any of the Rubicon Companies in which and to the extent the Company deems Executive’s cooperation necessary. Executive also represents and agrees that he has not and will not withhold, tamper with or fail to communicate relevant information and will provide and maintain all relevant information as directed by the Rubicon Companies. Executive hereby further agrees to execute all documents and take such other actions as the Company may reasonably request in order to accomplish the purposes of this Agreement. The Company will reimburse Executive for reasonable out-of-pocket expenses (including, without limitation, any attorneys’ fees incurred by counsel engaged by Executive with respect to such services provided that the Company’s obligation to reimburse Executive for attorneys’ fees in connection with this Paragraph is limited to a number of attorney hours equivalent to the number of hours Executive spends cooperating under this Paragraph) incurred as a result of such cooperation (this does not include an hourly fee payable to Executive), provided that Executive complies with all Company policies and/or directions for submission of expense reimbursement requests. The prior sentence is not intended to affect the substance of any testimony or cooperation that Executive provides.

35. Cooperation with Government Agencies and Regulatory Organizations. Nothing in this Agreement (or any other policy, plan, or program of the Company) is intended to, or shall be deemed to, prohibit or restrict Executive in any way from communicating directly with, reporting to, cooperating with, responding to any inquiry from, or providing testimony before, the Securities and Exchange Commission, FINRA, or any other self-regulatory organization, or any other federal or state regulatory authority, or governmental agency or entity, regarding any possible securities violation or other possible violation of law or this Agreement or its underlying facts and circumstances. In addition, nothing in this Agreement is intended, or shall be deemed, to interfere with Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission or any other federal, state, or local government agency or commission, including those agencies responsible for enforcing equal opportunity laws or limit Executive’s ability to participate in any investigation or proceeding conducted by any such agency or commission. Moreover, Executive is not required to provide advance notice to, or have prior authorization from, the Company in order to engage in any of the foregoing activity referenced in this Paragraph. Without prior authorization of the Chief Executive Officer of the Company, however, the Company does not authorize Executive to disclose to any third party (including any government official or any attorney Executive may retain) any communication that is covered by the Company’s attorney-client or other privilege.

36. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same agreement. The exchange of a fully-executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement. A facsimile or scanned (e.g., .PDF, etc.) signature shall be deemed to be an original.

37. Headings. The paragraph headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof or affect the interpretation hereof.

38. Governing Law. This Agreement shall be governed, construed, and interpreted under and in accordance with the laws of the State of Nevada, without regard to any conflict of laws principles that would direct the application of another jurisdiction’s laws.

39. Mandatory Binding Arbitration.

39.1 Mandatory Arbitration of All Dispute. This Paragraph 39 shall be governed by and interpreted in accordance with the Federal Arbitration Act. Executive and the Company agree that any controversy, claim, or dispute between or among them that cannot be resolved shall be adjudicated exclusively by final and binding individual arbitration in Las Vegas, Nevada or another agreed-upon location. The parties agree that the American Arbitration Association (the “AAA”) shall be the exclusive provider for all arbitrations, and Executive and the Company agree not to file, institute, or maintain any arbitration other than with the AAA. The arbitration will be governed by the AAA Employment Arbitration Rules and Mediation Procedures (available at www.adr.org/employment) and subject to the AAA Employment Due Process Protocol, if applicable, except as they are modified by the parties. Unless otherwise agreed by the parties, the arbitration will be submitted to a single arbitrator selected in accordance with AAA rules. The arbitrator must follow applicable law and may award only those remedies (including, without limitation, attorney’s fees and costs) that would have been available had the claim(s) been heard in court. In addition, the arbitrator is required to issue a written arbitration award setting forth the essential findings and conclusions on which any award is based. The Company will pay all arbitration administrative fees (including filing fees), the arbitrator’s fees and costs, and any other fees or costs unique to arbitration. Each party shall be responsible for paying his/its own litigation costs for the arbitration, including, but not limited to, attorneys’ fees, witness fees, transcript fees, or other litigation expenses that each party would otherwise be required to bear in a court action, subject to any relief awarded by the arbitrator in accordance with applicable law.

39.2 Covered Disputes. Except as expressly set forth below, the foregoing shall apply to the following “Covered Disputes”: (i) all disputes and claims of any nature that Executive may have against the Company, including any and all statutory, contractual, and common law claims unless prohibited by applicable law; (ii) all disputes and claims of any nature that the Company may have against Executive, or that Executive may have against the Company; (iii) all disputes and claims related to any breach of this Agreement, (iv) all disputes and claims concerning the validity and/or enforceability of the Agreement, and (v) all disputes concerning the validity, enforceability, or the applicability of this Paragraph 39 to any dispute or claim. The term “Covered Disputes” does not include, and this Paragraph 39 does not apply to: (a) claims seeking unemployment insurance benefits, state disability insurance benefits, or workers’ compensation benefits, except that claims for retaliation pursuant to these laws shall be subject to arbitration under this Paragraph 39; (b) claims for benefits under ERISA, which must be resolved in accordance with the terms and procedures set forth in the applicable plan documents; (c) Sarbanes-Oxley Act, Consumer Financial Protection Bureau, and Commodity Futures Trading Commission whistleblower claims; or (d) any other claims that are not permitted to be subject to a pre-dispute arbitration agreement under applicable federal law and/or federal regulation.

39.3 Delegation. The arbitrator shall have the exclusive power to rule on his or her own jurisdiction, including any objections with respect to the existence, scope, or validity of this Paragraph 39 and/or to the arbitrability of any claim or counterclaim.

39.4 Charges/Complaints with Government Agencies. Nothing in this Paragraph 39 affects Executive’s right to file a charge with, make a complaint to, or participate in an investigation or other proceeding of the EEOC (or any similar state or local bodies), the National Labor Relations Board, or any other administrative, law enforcement, or regulatory body. Notwithstanding the foregoing, Executive may seek monetary relief with respect to a dispute or claim covered by this Paragraph 39 only through an arbitration conducted pursuant to this Paragraph 39.

39.5 Enforcement of Arbitration Award. Either party may bring an action in any court of competent jurisdiction to compel arbitration under this Paragraph 39 and to enforce an arbitration award.

39.6 Waiver of Class, Collective, and Representative Actions. To the extent permitted by law, Executive and the Company waive any right or authority to have any Covered Disputes heard as a class, collective, or representative action. Executive and the Company must bring any Covered Dispute in an individual capacity, and not as a plaintiff, “opt-in”, or class member in any purported class, collective, or representative proceeding. The arbitrator may not join or adjudicate the claims or interests of any other person or employee in the arbitration proceeding, nor may the arbitrator otherwise order any consolidation of actions or arbitrations or any class, collective, or representative arbitration.

39.7 Confidentiality of Proceedings. Executive and the Company agree that the resolution of Covered Disputes likely would involve information that each considers to be sensitive, personal, confidential, and/or proprietary and that Executive and the Company intend to resolve the Covered Disputes in a non-public forum. Accordingly, except as provided by Paragraph 35, Executive and the Company agree that all information regarding the Covered Dispute or arbitration proceedings, including the arbitration award, will not be disclosed by Executive, the Company, any arbitrator, or the AAA to any third party without the written consent of both Executive and the Company, except as necessary to comply with a subpoena, court order or other legal requirement, to prosecute or to defend a claim, to enforce an arbitration award, or to meet a reasonable business need of the Company. To the extent that either party files any suit, complaint, or proceeding with any court or other public forum with respect to a Covered Dispute (including, but not limited to, proceedings to challenge the arbitrability of a matter, to compel arbitration or to enforce an arbitration award or for injunctive relief pending arbitration), such party shall take all measures and use best efforts to file such complaint or proceeding under seal or in other manner designed to protect the confidentiality of the Covered Dispute to the maximum extent possible.

39.8 Injunctive Relief Pending Arbitration. Notwithstanding the foregoing, Executive and/or the Company may seek any injunctive relief (including without limitation temporary and preliminary injunctive relief) necessary in order to maintain (or restore) the status quo and/or to prevent the possibility of irreversible or irreparable harm during the pendency of any arbitration.

39.9 Governing Terms. In the event there is any conflict between this Paragraph 39 and any provisions in the Prior Employment Agreement providing for arbitration, the provisions of this Paragraph shall supersede and govern.

40. Waiver of Breach. The failure of the Company or Executive at any time to require performance of any provision of this Agreement shall in no way affect its or his right thereafter to enforce the same, nor shall the waiver by the Company or Executive of any breach of any provision of this Agreement be taken or held to be a waiver of any succeeding breach of any provision, or as a waiver of the provision itself.

41. Binding Agreement. This Agreement is a contract between Executive and the Company and not merely a recital. Executive acknowledges that any breach by the Company of any contractual, statutory, or other legal obligation to Executive shall not excuse or terminate Executive’s obligations hereunder or otherwise preclude the Company from seeking relief pursuant to any provision of this Agreement.

42. Modification. No change or modification to this Agreement shall be valid or binding unless the same is in writing and signed by the parties hereto.

THE UNDERSIGNED HAVE CAREFULLY READ THIS AGREEMENT; THEY KNOW AND UNDERSTAND ITS CONTENTS; THEY FREELY AND VOLUNTARILY AGREE TO ABIDE BY ITS TERMS; AND THEY HAVE NOT BEEN COERCED INTO SIGNING THIS AGREEMENT.

KEVIN SCHUBERT		RUBICON TECHNOLOGIES, LLC

/s/ Kevin Schubert		By:	/s/ Phil Rodoni
Phil Rodoni
		Title:	Chief Executive Officer

Date:	March 13, 2023	Date:	March 20, 2023

APPENDIX A

Definitions

For the purposes of this Agreement, the following terms shall have the following meanings:

(a) “Affiliate” means any organization, firm, or entity (i) in respect of which Company has or shall have during the Term of this Agreement, an ownership interest of fifty percent (50%) or more; or (ii) which directly or indirectly through one or more intermediates, controls, is controlled by, or is in common control with Company.

(b) “Associate” means an employee of Rubicon or the Rubicon Companies.

(c) “Business of Rubicon” means activities, products, or services of the type conducted, authorized, offered, or provided by the Company or its Affiliates in the waste and recycling industry.

(d) “Beneficiary” means the Executive’s surviving spouse or domestic partner (if such individual is recognized as the Executive’s domestic partner for purposes of the Company’s employee benefit plans) as of the date of the Executive’s death. If the Executive has no surviving spouse or domestic partner, the Executive’s Beneficiary shall be his estate.

(e) “Cause” when applied to the Executive’s termination of employment, means, as reasonably determined by the Company in its sole discretion:

(i) Executive’s conviction of or plea of guilty or nolo contendere to (A) a felony or (B) a misdemeanor involving dishonesty or having a material adverse effect on the Company or its Affiliates;

(ii) Executive’s gross negligence as to the execution of a material duty or obligation or Executive’s willful misconduct that is or could be injurious to the Company or its Affiliates (monetarily or otherwise), or the willful failure to abide by reasonable instructions of management of the Company or its Affiliates or the Board, as applicable;

(iii) Fraud or embezzlement by Executive against the Company or its Affiliates;

(iv) Executive’s having engaged in conduct which is or could be injurious in a meaningful way (monetarily or otherwise) to the business or reputation of the Company or its Affiliates;

(v) Executive’s violation or threatened violation of any significant or material Company rule, policy, or procedure; or

(vi) Executive’s material violation of the confidentiality restrictions or any violation of the Company’s non-solicit or non-compete restrictions applicable to such Executive.

For purposes of this definition, no act or failure to act on the part of Executive shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief (based upon an objective reasonable person standard) that Executive’s action or omission was in the best interest of the Company. Any act or failure to act based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company.

Furthermore, any violation of subsections (e)(ii), (e)(iv), or (e)(v) under this definition of “Cause” will not constitute Cause unless (A) the Company provides Executive with a written objection of the event or condition within thirty (30) days following the earliest date on which the Company has knowledge of the existence of the condition allegedly constituting Cause; and (B) Executive does not reasonably cure the event or condition within thirty (30) days of receiving that written objection; and (C) in the event that the Company contends that Executive has not cured the event or condition allegedly constituting Cause, the Company delivers written notice to Executive within thirty (30) days of the expiration of the applicable cure period

(f) “Change in Control” shall mean the occurrence of any of the following:

(i) any sale, directly or indirectly, of more than 50% of the equity securities of the Company to any Person or group of Persons acting in concert excluding a sale to any Affiliate of the Company;

(ii) any merger or consolidation of the Company with or into any Person where those Persons who, directly or indirectly, own equity securities in the Company immediately prior to the effective date of the merger or consolidation and their Affiliates own, directly or indirectly, less than 50% of the equity securities in the entity surviving the merger or consolidation; or

(iii) a sale of all or substantially all of the assets of the Company to any Person, excluding any Affiliate of the Company.

For the avoidance of doubt, any transfer, directly or indirectly, of equity securities of the Company by gift or bequest shall not constitute a Change of Control. Notwithstanding the foregoing, a transaction shall not be deemed a Change of Control unless the transaction qualifies as a Change of Control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

(g) “Code” means the Internal Revenue Code of 1986, as amended.

(h) “Company” means Rubicon, its affiliated companies and entities (and successor entities and assigns), officers, directors, employees and investors.

(i) “Contractor” means any Person other than an Associate whom Rubicon or any of the Rubicon Companies hires, retains, or engages to perform services.

(j) “Competitor” means any Person that competes with Rubicon in the Business of Rubicon, including, without limitation, Rock Tenn Corporation, SLM Waste and Recycling, Discovery Refuse Management, Inc. (d/b/a DRM Waste Management), Quest Recycling Services LLC, Resource Management Group, Inc., International Environmental Alliance (IEA), Environmental Waste Solutions, LLC (EWS), Ecova, Inc., New Market Waste Solutions, Waste Harmonics, LLC, Waste Management, Inc., Republic Services, Inc., Advanced Disposal, LLC, Clean Harbors, Stericycle, Inc., Progressive Waste Solutions Ltd., Waste Connections, Inc., Recology, Inc., Rumpke Consolidated Companies, Inc., Casella Waste Systems, Inc., Waste Industries USA, Inc., Waste Pro USA, Inc., and any affiliate of or successor to any such entity.

(k) “Confidential Information” means any information (in whatever form and whether or not recorded in any media) relating to Rubicon (whether constituting a trade secret or not) and including, but not limited to, information regarding research, development, inventions, manufacturing, purchasing, accounting, engineering, marketing, merchandising, selling, source codes, software programs, computer systems, logos, designs, graphics, writings or other materials, algorithms, formulae, works of authorship, techniques, documentation, models and systems, products, sales and pricing techniques, procedures, inventions, products, improvements, modifications, methodology, processes, concepts, records, files, memoranda, reports, plans, proposals, price lists, services, client, customer and supplier lists, and client, customer and supplier information, which (i) is or has been disclosed to Executive (or of which Executive became aware) as a consequence of or through his employment with a Rubicon Companies, (ii) has value to Rubicon or would be of value (actual or potential) to a Competitor, and (iii) is not generally known, or readily available by lawful means, to the public (including compiled information that is not publicly available in such a consolidated form). Confidential Information shall not include any specific information that has been voluntarily disclosed to the public by Rubicon (except where such public disclosure has been made by Executive or another Associate or Contractor without authorization) or that has been independently developed and disclosed by others, or that otherwise has entered the public domain through lawful means. Nothing in this Agreement should be construed as restricting the Executive’s right to engage in legally protected activities under applicable law.

(l) “Daily VWAP” shall mean for any VWAP Trading Day, the per share volume-weighted average price of the Company’s Class A Common Stock, as displayed under the heading “Bloomberg VWAP” in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such VWAP Trading Day. The Daily VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session.

(m) “Disability” shall mean Executive, as determined by a licensed physician:

(i) Is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or

(ii) By reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, is receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company.

(n) “Good Reason” shall mean, without the written consent of Executive, any one or more of the following events:

(i) a reduction in Executive’s current base salary or bonus target and/or a material reduction in any other component of compensation or benefits Executive currently receives;

(ii) the Company’s breach of any material provision of this Agreement;

(iii) the Company requires Executive to move greater than fifty (50) miles from Executives current office in Las Vegas, Nevada (or the Executive’s office outside Las Vegas pursuant to mutual, written agreement); and/or

(iv) a material diminution of Executive’s title, reporting structure, and/or duties for which you are currently responsible;

Provided, however, none of the foregoing events or conditions will constitute Good Reason unless (A) Executive provides the Company with a written objection of the event or condition within ninety (90) days following the earliest date on which Executive has (or reasonably would be expected to have had) knowledge of the existence of the condition; (B) the Company does not reverse or otherwise cure the event or condition to the extent curable within thirty (30) days of receiving that written objection; and (C) Executive resigns from his position with the Company within thirty (30) days following the expiration of that cure period.

(o) “Indemnification Agreement” means the agreement previously executed between Executive and the Company on or around January 10, 2023.

(p) “Invention” means all software programs, in source or object code form, algorithms, databases, data collections, formulas, ideas, developments, improvements, discoveries and inventions (whether or not patentable), processes, techniques, trade secrets, know-how, technical and non-technical data, designs, drawings, methods, devices, works of authorship, copyrights, copyright registrations and applications for copyright registration, trademarks, service marks, trade dress, trademark registrations, applications for trademark registration, patents and patent applications, either authored, developed, conceived or reduced to practice by Executive while in Rubicon’s employ, either solely or jointly with others, and whether or not during regular working hours, or authored, developed, conceived or reduced to practice by Executive within one (1) year of the termination of Executive’s employment with Rubicon using Confidential Information and which relate in any way to the actual or anticipated business or research or development of a Rubicon Companies, or which are suggested by or result from any task assigned to the Executive or work performed by the Executive for or on behalf of a Rubicon Companies.

(q) “Person(s)” mean all individuals, partnerships, corporations, limited liability companies, firms, businesses, and other entities, other than Rubicon Companies.

(r) “Pre-Termination Period” means the eighteen (18) month period immediately prior to the termination of Executive’s employment with Rubicon Companies.

(s) “Restricted Area” means the United States of America and any other geographic territory (a) that Executive managed for a Rubicon Companies during the Pre-Termination Period, or (b) in which Executive provided services for a Rubicon Companies during the Pre-Termination Period, or (c) in which Executive directly or indirectly supervised or managed Associates or Contractors during the Pre-Termination Period.

(t) “Restricted Period” means the period of time that Executive is employed by Rubicon and the 24-month period immediately following termination of Executive’s employment, for any reason.

(u) “Rubicon Companies” means Rubicon Technologies, LLC and its parent(s), subsidiaries, related and affiliated companies and all divisions of them, any other businesses that the foregoing entities may acquire or establish after the execution of this Agreement, and any successors and assigns of the foregoing entities.

(v) “Sale Event” includes: (a) a sale(s) of the Company’s assets or shares with aggregate proceeds in any form greater than Three Hundred Million and 00/100 Dollars ($300,000,000); (b) the meaning ascribed in the Company’s Operating Agreement, as amended and includes a transaction pursuant to which a special purpose acquisition company or other similar vehicle (or, in either case, a subsidiary thereof) acquires ownership of the Company or its operating subsidiaries, whether by merger, purchase or otherwise; and (c) a minority recapitalization of the business with an investor investing new capital into the Company and, upon such investment, then owning more than forty percent (40%) of the Company’s common stock.

(w) “VWAP Trading Day” shall mean a day on which trading in the Company’s shares generally occurs on the principal securities exchange on which the shares is then listed.